Exhibit 99.1

Mitek Names Mobile Technology Executive Ken Denman to Board of Directors

SAN DIEGO, CA and London, UK, Dec. 13, 2016 – Mitek (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and ID verification software solutions, today announced the appointment of Ken Denman to its board of directors effective December 13, 2016.

“Mitek is creating tools for the digital transformation of global financial services and commerce that leverage machine learning,” said James DeBello, Chairman and CEO, Mitek. “We believe Ken’s experience driving innovation in the field of facial analytics and his passion for mobile will be a valuable asset to our Board.”

Denman was previously the President and Chief Executive Officer of Emotient, Inc., a cloud based machine/deep learning company that developed facial expression analysis software and was acquired by Apple in January 2016. He also held CEO positions at Openwave Systems, Inc. and iPass, Inc. As an ex-pat he was Chief Operating Officer – Wireless, for MediaOne International, based in London. Within each of these companies he has led innovative strategies to open new markets for growth.

Denman holds a Bachelor of Science in accounting from Central Washington University and a Master of Business Administration in finance and international business from the University of Washington, where he also recently sat as the Edward V. Fritzky Endowed Visiting Chair in Leadership. He currently serves on the board of ShoreTel, Inc. and previously served on the boards of Openwave Systems, Inc., the Cellular Telecommunications Industry Association and Brightmail, Inc.

About Mitek

Mitek (NASDAQ: MITK) is a global leader in mobile capture and identity verification software solutions. Mitek’s ID document verification allows an enterprise to verify a user’s identity during a mobile transaction, enabling financial institutions, payments companies and other businesses operating in highly regulated markets to transact business safely while increasing revenue from the mobile channel. Mitek also reduces the friction in the mobile users’ experience with advanced data prefill. These innovative mobile solutions are embedded into the apps of more than 5,400 organizations and used by more than 70 million consumers for mobile check deposit, new account opening, insurance quoting, and more. For more information, visit www.miteksystems.com. (MITK-F)

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Mitek Contact:

Ann Reichert

Senior Director of Marketing

pr@miteksystems.com

Katherine Verducci

MIX Public Relations

pr@mix-pr.com

Mitek Investor Contacts:

Todd Kehrli or Jim Byers

MKR Group, Inc.

mitk@mkr-group.com